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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of GenTek Inc. (File No. 333-94297) of our report dated February 19, 1999 (except for Note 17 which is as of March 12, 1999), with respect to the consolidated balance sheets of Noma Industries Limited as at December 31, 1998 and 1997 and the consolidated statements of earnings, retained earnings (deficit) and changes in financial position for each of the years in the three year period ended December 31, 1998, included in the Form 10, filed by GenTek Inc., incorporated by reference in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading 'Experts' in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Chartered Accountants

Toronto, Ontario

January 24, 2000